Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES THIRD-QUARTER RESULTS
— Revenue Grows 3% Despite Weak Economy —
— Generated $33 Million in Cash from Operations in Third Quarter —
ATLANTA — November 4, 2010 — BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today reported financial results for the third quarter ended October 2, 2010.
Revenues increased 3.4% to $464.7 million from $449.4 million for the same period a year ago. The increase reflects a 5.9% increase in structural product sales and a 2.5% increase in specialty product sales. Overall unit volume was flat, with a 1.3% increase in specialty unit volume being offset by a 4.3% decline in structural unit volume. The Company incurred a net loss of $14.9 million, or $0.48 per diluted share for the third quarter of 2010, compared with net loss of $13.5 million, or $0.44 per diluted share, for the third quarter of 2009.
Gross profit for the third quarter totaled $49.9 million, down 9.7% from $55.3 million in the prior-year period. Gross margins decreased to 10.7% from the 12.3% generated in the year earlier period. The decline in gross margin was largely driven by a sharp decline in underlying wood-based product prices during the quarter. Total operating expenses decreased $1.7 million, or 2.8% from the same period a year ago. Reported operating loss for the quarter was $7.3 million, compared with an operating loss of $3.6 million a year ago.
“Our overall performance for the third quarter was impacted by a lack of improvement in actual housing starts and continued deterioration of wood-based product prices,” said BlueLinx President and CEO George Judd. “Total housing starts for the quarter fell 0.8% from year-earlier levels, while prices for key grades of structural wood products dropped 20% on average from the end of the second quarter. The price volatility seen in the last six months is some of the worst I have seen in my 25 years in this industry. This volatility in the wood markets had a negative impact on our margins during the quarter as our inventories returned to current market values. Despite this challenging environment, we increased sales by 3.4% while controlling our operating costs and generated approximately $33 million in cash from operations during the third quarter.”
For the nine months ended October 2, 2010, net loss totaled $33.0 million, or $1.08 per diluted share, on revenues of $1.44 billion, compared with a net loss of $73.5 million, or $2.37 per diluted share, on revenues of $1.28 billion a year ago. The increase in revenue was largely due to the 8.5% increase in housing construction activity relative to the prior period, increases in structural wood-based selling prices relative to the prior period, and the Company’s focus on targeted growth initiatives. Gross profit for the nine months ended October 2, 2010 totaled $166.3 million and gross margin was 11.6%, compared with $147.9 million and 11.6%, respectively, a year earlier. Operating expenses increased to $178.0 million from $159.3 million a year ago, and included $1.9 million and $20.1 million in net gains from significant special items, respectively.

BlueLinx 3Q ‘10 Press Release

The Company’s operating results for the 2010 and 2009 third quarter and year-to-date periods, adjusted for significant special items, are shown in the following table (see accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents):
in millions, except per share amounts
(unaudited)

	Quarters Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Pretax loss	($15.6)	($13.3)	($33.7)	($45.3)
OSB lawsuit settlement gain	(5.2)	—	(5.2)	—
Tender offer expenses	3.0	—	3.0	—
Gain on early cancellation of Master Supply Agreement with G-P	—	(0.1)	—	(17.6)
Gain on sale of certain surplus properties	—	(0.2)	—	(4.4)
Changes associated with the ineffective interest rate swap	(1.1)	1.4	(3.2)	7.3
Facility consolidation & severance related costs	0.3	0.2	0.3	1.9
Write-off of debt issuance costs	0.2	—	0.2	1.4

Adjusted pretax loss	(18.4)	(12.0)	(38.6)	(56.7)
Adjusted benefit from income taxes	(7.9)	(4.5)	(15.6)	(21.3)

Adjusted net loss	($10.5)	($7.5)	($23.0)	($35.4)

Diluted weighted average shares	30.7	30.9	30.7	31.0

Adjusted diluted net loss per share applicable to common shares	($0.34)	($0.24)	($0.75)	($1.14)

For the quarter and year-to-date periods ended October 2, 2010, the above table reflects the following events: (i) the Company received payment for a litigation settlement; (ii) the Company incurred expenses from the terminated tender offer; (iii) the Company recorded the effect of a reduction to the fair value of its ineffective interest rate swap offset by the continued amortization of the other comprehensive loss related to the ineffective interest rate swap into interest expense; (iv) the Company recorded certain severance costs; (v) the Company amended its credit facility resulting in a non-cash charge due to the write-off of associated debt issuance cost. The adjusted benefit from income taxes reflected in the table is comprised of the Company’s effective tax rate excluding the valuation allowance related to its deferred tax assets, a tax benefit related to our intra period income tax allocation to other comprehensive income, a benefit related to an additional 2009 income tax refund, and the tax effect of significant special items. The valuation allowance recorded for the quarter and year-to-date periods are $6.0 million and $13.0 million, respectively. The adjusted benefit from income taxes assumes the Company is in a position to demonstrate that the deferred tax assets are realizable.
For the quarter and year-to-date periods ended October 3, 2009, the above table reflects the following events: (i) the Company reached an agreement with G-P to cancel our Master Supply Agreement one year prior to the original expiration date, with G-P agreeing to make four quarterly payments to BlueLinx starting May 1, 2009; (ii) the Company sold certain excess property during the quarter and in the year-to-date period; (iii) the Company reduced its borrowings during the third quarter under its revolving credit facility by $25 million resulting in a non-cash interest charge related to its ineffective interest rate swap. In the year-to-date period, the Company reduced its borrowings under its revolving credit facility by $100 million resulting in a non-cash interest charge related to its ineffective interest rate swap. In addition the changes associated with the ineffective interest rate swap reflect the effect of changes in the fair value and the continued amortization of the other comprehensive loss into interest expense; (iv) the Company recorded other restructuring costs related to facility consolidations and severance expense; and (v) the Company wrote-off a portion of its debt issuance costs related to the Company’s decision to lower its revolving credit facility from $800 million to $500 million which resulted in a non-cash charge. The adjusted benefit from income taxes reflected in the table is based on the Company’s effective tax rate excluding the valuation allowance recorded against its deferred tax asset and the tax effect of significant special items. The valuation allowance recorded for the quarter and year-to-date period ended October 3, 2009 was $5.2 million and $45.1 million, respectively. The adjusted benefit from income taxes assumes the Company is in a position to demonstrate that the deferred tax assets are realizable.

BlueLinx 3Q ‘10 Press Release

Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 21225797. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,000 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of 60 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.

BlueLinx 3Q ‘10 Press Release

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
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